Exhibit 99.(a)(5)(i)
Offer to Purchase
for Cash Up To 4,286,126 Shares of Common Stock, Par Value $0.0001 Per Share,
at a Purchase Price of $19.00 Per Share
by
Matrix Bancorp, Inc.
December 20, 2005
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated December 20, 2005, and the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the tender offer, in connection with the tender offer by Matrix Bancorp, Inc., a Colorado corporation (“Matrix”), to purchase up to 4,286,126 shares of its common stock, par value $0.0001 per share (the “Shares”), at a purchase price of $19.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the tender offer.
Matrix will purchase 4,286,126 Shares properly tendered and not properly withdrawn before the “Expiration Date” (as defined in Section 1 of the Offer to Purchase), or such lesser number of Shares as are properly tendered and not properly withdrawn, at a price of $19.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer.
We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.
Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms of the tender offer.
We call your attention to the following:
1.	You may tender Shares at a price of $19.00 per Share as indicated in the attached instruction form, net to you in cash, without interest.
2.	The tender offer is not conditioned upon any minimum number of Shares being tendered, but is subject to other conditions as set forth in Section 6 of the Offer to Purchase.
3.	As described in Section 1 of the Offer to Purchase, if more than 4,286,126 Shares are properly tendered and not withdrawn, Matrix will accept Shares for purchase on a pro rata basis.
4.	The tender offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on Friday, January 20, 2006, unless Matrix extends the tender offer.
5.	Tendering stockholders who are registered stockholders or who tender their Shares directly to the depositary will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the purchase by Matrix of Shares under the tender offer.
6.	The board of directors of Matrix has approved the tender offer. However, neither Matrix nor its board of directors nor the information agent makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Stockholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender. Stockholders may want to discuss whether to tender all or any portion of their Shares with their brokers or other financial and tax advisors.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached instruction form.
Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the tender offer. The tender offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on Friday, January 20, 2006, unless Matrix extends the tender offer.
The tender offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Instruction Form With Respect To
Offer to Purchase
for Cash Up To 4,286,126 Shares of Common Stock, Par Value $0.0001 Per Share
at a Purchase Price of $19.00 Per Share
by
Matrix Bancorp, Inc.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 20, 2005, and the related Letter of Transmittal, which, as may be amended and supplemented from time to time, together constitute the tender offer in connection with the tender offer by Matrix Bancorp, Inc., a Colorado corporation (“Matrix”), to purchase up to 4,286,126 shares of common stock, par value $0.0001 per share (the “Shares”), at a purchase price of $19.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer.
The undersigned understands that Matrix will purchase 4,286,126 Shares of properly tendered and not properly withdrawn before the “Expiration Date” (as defined in Section 1 of the Offer to Purchase), or such lesser number of Shares as are properly tendered and not properly withdrawn, at a price of $19.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer.
The undersigned hereby instruct(s) you to tender to Matrix the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, under the terms of the tender offer.
Aggregate number of Shares to be tendered by you for the account of the undersigned:
                     Shares
The method of delivery of this document is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured is requested. In all cases, sufficient time should be allowed to assure delivery.
SIGNATURE BOX
(Please Print)
Signature(s):

Dated:                     , 200
Name(s) and address(es):

(Including Zip Code)
Area code and telephone number:

Taxpayer Identification or Social Security Number: